Exhibit 99.1

NEWS RELEASE

                       Investor Relations Contact: Roxanne Butler (317) 282-2659
                                                  investor.relations@iflyata.com
                                          Media Contact: Erica Keane/Laura Novak
                                                                 Hill & Knowlton
                                                     (212)885-0322/(212)885-0331
                                                 erica.keane@hillandknowlton.com
                                                 laura.novak@hillandknowlton.com


          ATA Airlines announces proposed $15.5 million financing from
                             Indiana, Indianapolis

INDIANAPOLIS, November 9, 2004--ATA Airlines, Inc., the principal subsidiary of ATA Holdings Corp. (OTC: ATAHQ.PK), today announced that the Indiana Transportation Finance Authority (ITFA), with the financial support of the City of Indianapolis, has authorized a $15.5 million financing backed by more than $50 million in ATA Airlines assets. The proposed financing transaction is at a favorable interest rate and offers commercially reasonable terms. The financing transaction is intended to enable ATA Airlines to complete a transaction with AirTran Airways, Inc. (NYSE: AAI) or some other party within the next three months. That transaction will enable ATA to reorganize and restructure its airline operations with renewed focus on serving Indiana customers. ATA Airlines has agreed to pay for all fees and costs incurred by the ITFA in connection with the financing transaction.

"The employees and management team of ATA Airlines are grateful to everyone for the confidence they have expressed in our business. Most of all, I thank Governor Joe Kernan for supporting his hometown airline. Without his commitment, this would not have been possible. I also want to thank Mayor Bart Peterson for his help and for the grassroots efforts of those who have voiced their support of ATA Airlines by encouraging the community to travel on our airline. We continue to put the needs of our customers and employees first, and we are very pleased to know that many people in Indiana are supporting us," said George Mikelsons, ATA Holdings Corp. Chairman and Chief Executive Officer.

"ATA Airlines appreciates the State of Indiana and the City of Indianapolis helping to supply an interim financing arrangement that allows us to move forward with our restructuring plan. Governor Joe Kernan and Mayor Bart Peterson are providing the bridge to get ATA Airlines to a stable future," said Gilbert Viets, Executive Vice President and Chief Restructuring Officer.

The asset sale and lease agreements to be executed in connection with the financing transaction require approval by the Indianapolis Airport Authority's board of directors and the United States Bankruptcy Court. ITFA members unanimously approved the proposed financing and related sale and lease transactions on Nov 8.

"ATA is an enormously important company in Indianapolis. ATA started here under the good leadership of George Mikelsons, and we want to help see it cement its future growth right here," said Mayor Bart Peterson of Indianapolis.

The bi-partisan ITFA is one of the financing arms of Indiana State government. Its members are appointed by Governor Kernan, and his designee serves as chairman of the authority.

"ATA has been a strong asset to our entire Indiana community for more than three decades, and I am pleased that the Transportation Finance Authority unanimously approved this plan to assist the airline," Kernan said. "At the state level, we remain committed to doing what we can to help the company and its employees get through this tough, transitional time."

Now celebrating its 31st year of operation, ATA (OTC: ATAHQ.PK) is the nation's 10th largest passenger carrier based on revenue passenger miles. ATA has one of the youngest, most fuel-efficient fleets among the major carriers, featuring new Boeing 737-800 and 757-300 aircraft. The airline operates significant scheduled service from Chicago-Midway, Hawaii, Indianapolis, New York and San Francisco to over 40 business and vacation destinations. For more information about the Company, visit the web site at www.ata.com.

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